Subsidiaries of the Registrant

The following is a list of the significant subsidiaries of the Registrant as of August 1, 1997, all of which are wholly-owned:

                                                 State of
Parent                                         Incorporation
______                                         _____________

Cracker Barrel Old Country Store, Inc.            Tennessee


Subsidiaries
____________

CBOCS Distribution, Inc.                          Tennessee
CBOCS Limited Partnership                         Michigan
CBOCS Michigan, Inc.                              Michigan
CBOCS West, Inc.                                  Nevada
Rocking Chair, Inc.                               Nevada